LOCORR INVESTMENT TRUST
SIXTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS SIXTH AMENDMENT dated as of the 5th day of March, 2015, to the Custody Agreement, dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013, November 18, 2013 and April 1, 2014 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. NATIONAL ASSOCIATION

By: ______________________________	By: ________________________________

Name: ___________________________	Name: Michael R. McVoy

Title: ____________________________	Title: Senior Vice President

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Amended Exhibit C to the Custody Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund
LoCorr Spectrum Income Fund
LoCorr Market Trend Fund
LoCorr Multi-Strategy Fund

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